SUB-ADVISORY AGREEMENT
SCHEDULE A

SERIES OF LEHMAN BROTHERS INCOME FUNDS

Neuberger Berman Cash Reserves
Neuberger Berman High Income Bond Fund
Neuberger Berman Short Duration Bond Fund
Neuberger Berman Municipal Intermediate Bond Fund
Neuberger Berman Municipal Money Fund
Neuberger Berman Strategic Income Fund

Date: February 28, 2009